UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 13, 2012

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35098	13-4068197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) Compensatory Arrangements of Certain Officers

On August 13, 2012, the Board of Directors (the “Board”) of Cornerstone OnDemand, Inc. (the “Company”) approved the terms of the fiscal year 2012 sales commission plan (the “Commission Plan”) for Vincent Belliveau, one of the Company’s named executive officers. Under the Commission Plan, Mr. Belliveau is eligible to receive commissions based on total sales in Europe, the Middle East and Africa. The rate at which commissions are earned (i) is highest in the first year of each client agreement and decreases each year thereafter and (ii) depends on whether the client agreement is a new agreement or a renewal. For 2012, the Board established a sales quota of $18,500,000. To the extent Mr. Belliveau exceeds his sales quota for revenue in 2012, his commission rate will be increased with respect to revenue invoiced and received by the Company in excess of the quota. In addition, Mr. Belliveau is eligible to receive bonuses totaling up to €20,000 if he meets certain milestone sales targets by specified dates.

For fiscal year 2012, the following table shows the target commissions and target bonuses that Mr. Belliveau is eligible to earn under the Commission Plan:

Target 2012 Commission(1)	Target 2012 Bonus(2)
$249,750.00	$25,933.60

(1)	This amount represents the total performance-based commissions that will be earned under the Commission Plan if (i) Mr. Belliveau achieves the sales quota established under the Commission Plan, (ii) 60% of the sales quota is attributable to subscription revenue and 40% of the sales quota is attributable to consulting services revenue, (iii) all first-year subscription revenue and consulting services revenue related to client agreements entered into in 2012 is invoiced and received by the Company in 2012, and (iv) none of the sales contracts entered into are renewals.
(2)	Mr. Belliveau’s Target 2012 Bonus is €20,000, which has been converted into U.S. Dollars at a rate of $1.29668 Dollars per Euro, the exchange rate in effect on January 1, 2012. The target bonus of €20,000 represents the amount that Mr. Belliveau is eligible to receive if he meets all milestone sales targets by the dates specified in his Commission Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Weiss
Adam Weiss General Counsel

Date: August 17, 2012